UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2019

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	90-1073143
(State or other jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification No.)

11825 Major Street, Culver City, California	90230
(Address of Principal Executive Offices)	(Zip Code)

(855) 470-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

eWellness Healthcare Corporation, OTCQB: EWLL (the “Company”), announced on February 14, 2019, the Company’s Canadian operations (PHZIO Canada) signed a Partnership Agreement with WW Canada (formally Weight Watchers), that has approximately 250,000 active members, wherein PHZIO Canada shall provide WW members (through a voucher) with “Movement Check-in’s” to 1,000 WW members as part of their “WellnessWins” rewards program. This initial “Pilot Program” will be used to assess the effectiveness of the PHZIO Wellness Checkin’s to be a successful digital tool to assist WW members to get more fit and healthy. Members will be creating patient profiles on our PHZIO system and will be able to receive any of the Company’s digital physical therapy (“PT”) or fitness programs at prices ranging from $99 to $499.00 per year. These trail Movement Checkin’s are provisioned to WW members for free but are valued in the agreement at a price of $99.00. If the trial is successful then a broader partnership agreement with more of WW’s 5 million global members may be instituted. This partnership program is expected to be launched in the next 30 days.

This cohort of new patients are typically challenged by excess weight and have a higher incidence of joint pain. The Company believes there is sound evidence that our PHZIO programs can motivate patients to become more fit and healthy. Attached are links to three studies on the topics of chronic pain and obesity.

https://blogs.plos.org/obesitypanacea/2012/01/09/the-5-top-reasons-obese-individuals-seek-physical-therapy/

https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4332294/

https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4508090/

WW (Canada) website can be found at the following link: https://www.weightwatchers.com/ca/en

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	(PHZIO Canada) Partnership Agreement with WW Canada (formally Weight Watchers)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2019

eWellness Healthcare Corporation

By:	/s/ Darwin Fogt
Name:	Darwin Fogt
Title:	Chief Executive Officer